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                                                                    Exhibit 4.02

                              CANCERVAX CORPORATION

                           SECOND AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT

                                 AUGUST 13, 2003

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                           SECOND AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT

         THIS SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (this "AGREEMENT") is made as of this 13th day of August, 2003 (the "EFFECTIVE DATE"), by and among CancerVax Corporation, a Delaware corporation (the "COMPANY") and the investors listed on Schedule A hereto (each, an "INVESTOR" and collectively, the "INVESTORS").

         This Agreement supercedes and replaces that certain First Amended and Restated Investors' Rights Agreement, dated March 15, 2002, by and among the Company and the other parties named therein, as amended pursuant to that certain First Amendment to First Amended and Restated Investors' Rights Agreement, dated September 5, 2002 (as amended, the "PRIOR AGREEMENT").

                                    RECITALS

         A. The Company and certain of the Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith (the "PURCHASE AGREEMENT").

         B. In order to induce the Company to sell its stock pursuant to the Purchase Agreement, and in order to induce certain of the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company desire to memorialize the rights of the Investors to cause the Company to register shares of the Company's Common Stock ("COMMON STOCK") issuable to the Investors, as well as certain other matters as set forth herein.

         C. The Prior Agreement provides that an amendment or modification to the Agreement may be effected only with the written consent of the Company and the holders of at least sixty percent (60%) in interest of the Registrable Securities (as defined under the Prior Agreement).

         D. The undersigned Investors constitute holders of at least sixty percent (60%) of the Registrable Securities (as defined under the Prior Agreement) and, therefore, are entitled to bind all other holders of Registrable Securities who are parties to the Prior Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

1. Registration Rights. The Company and Investors covenant and agree as follows:

         1.1      Definitions. For purposes of this Agreement:

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                  (a)      The term "ACT" means the Securities Act of 1933, as
amended.

                  (b) The term "HOLDER" means any person or entity owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 hereof.

                  (c) The term "FORM S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  (d) The term "MORTON" shall mean DR. DONALD L. MORTON, and any affiliate (as defined in Rule 501 of the Act) of DR. DONALD L. MORTON, including, without limitation, THE DONALD L. MORTON FAMILY TRUST created under trust dated June 2, 1989, the DONALD L. MORTON, M.D., GRANTOR RETAINED ANNUITY TRUST dated September 6, 2002 and OncoVac (as defined below).

                  (e) The term "MORTON'S SHARES" shall mean all Series A Preferred Stock owned (whether directly, indirectly, or beneficially) by Morton, whether such shares are owned as of the Effective Date or are thereafter acquired by any means.

                  (f) The term "ONCOVAC" shall mean ONCOVAC, INC., a California corporation, controlled by Morton.

                  (g) The term "REGISTER," "REGISTERED" and "REGISTRATION" refer to the act of preparing and filing a registration statement, or similar document, in compliance with the Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or document.

                  (h) The term "REGISTRABLE SECURITIES" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clause (i), excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

                  (i) The number of shares of "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

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                  (j)      The term "SERIES A PREFERRED STOCK" shall mean the
Company's Series A Preferred Stock, par value $0.00004 per share.

                  (k) The term "SERIES B PREFERRED STOCK" shall mean the Company's Series B Preferred Stock, par value $0.00004 per share.

                  (l) The term "SERIES C PREFERRED STOCK" shall mean the Company's Series C Preferred Stock, par value $0.00004 per share.

         1.2      Request for Registration.

                  (a) If the Company shall receive at any time after the earlier of (i) July 1, 2005, or (ii) one (1) year after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty-five percent (25%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5,000,000), then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b) below, effect as soon as practicable, and in any event shall use its reasonable best efforts to effect within sixty (60) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 4.5 hereof.

                  (b) If the Holders initiating the registration request hereunder ("INITIATING HOLDERS") intend to distribute the Registrable Securities covered by the request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 or Section
1.4 and the Company shall include such information in the written notice referred to in subsection 1.2(a) above or Section 1.4, as applicable. The underwriter will be selected by the Company's Board of Directors (the "BOARD") and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e) hereof) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2 or Section 1.4, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the

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underwriting shall be allocated (i) first to the Registrable Securities issued or issuable upon conversion of the Series C Preferred Stock, in proportion (as nearly as practicable) to the amount of such Registrable Securities then outstanding owned by each Holder, including the Initiating Holders, and (ii) next to all other Registrable Securities, in proportion (as nearly as practicable) to the amount of such Registrable Securities then outstanding owned by each Holder, including the Initiating Holders; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

                  (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any twelve (12) month period.

                  (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this
Section 1.2:

                           (i)      after the Company has effected two (2)
registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

                           (ii)     during the period starting with the date
sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided, however, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                           (iii)    if the Initiating Holders propose to dispose
of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below; provided, however that such request shall not be deemed a registration for purposes of Section 1.4(b)(iv) but will be deemed to be a registration under this Section 1.2.

         1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration under Section 1.2 or 1.4 or relating solely to the sale of securities to participants in a Company employee benefit plan or corporate reorganization or other transaction covered by Rule 145 promulgated under the Act, or a registration on any form which does not permit secondary sales or include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of

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each Holder given within twenty (20) days after mailing of such notice by the
Company in accordance with Section 4.5 hereof, the Company shall, subject to the provisions of Section 1.8 hereof, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

         1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) subject to Section 1.11 hereof, if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if the Company has already effected two
(2) registrations on Form S-3 for the Holders pursuant to this Section 1.4; or
(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this
Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3 hereof, respectively.

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         1.5      Obligations of the Company. Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them that are included in such registration.

                  (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement.

                  (f) Promptly notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event the result of which causes the prospectus included in such registration statement, as then in effect, to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing.

                  (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

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                  (h)      Provide a transfer agent and registrar for all
Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                  (i) Use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration statement pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                  (j) Notify each seller of Registrable Securities under such registration statement of (i) the effectiveness of such registration statement, (ii) the filing of any post-effective amendments to such registration statement, or (iii) the filing of a supplement to such registration statement.

                  (k) The Company shall permit each Holder which, together with its affiliates holds at least 1,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations and including Registrable Securities held by any general partner or affiliate of such Holder), at such Holder's expense, to visit and inspect the Company's affairs, finances and accounts, during normal business hours following reasonable notice; provided, however, that the Company shall not be obligated pursuant to this Section 1.5(k) to provide access to any information that the Board reasonably considers in good faith to be a trade secret or similar confidential information unless such Holder signs the Company's standard form of non-disclosure agreement.

         1.6      Furnish Information.

                  (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                  (b) The Company shall have no obligation with respect to any registration requested pursuant to Sections 1.2 or 1.4 hereof if, as a result of the application of subsection 1.6(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the

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anticipated aggregate offering price required to originally trigger the
Company's obligation to initiate such registration as specified in Sections 1.2 or 1.4 hereof, whichever is applicable.

         1.7 Expenses of Registration. All expenses (other than underwriting discounts and commissions) incurred in connection with any registrations, filings or qualifications of Registrable Securities pursuant to Sections 1.2, 1.3 or 1.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of a single special counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section
1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless (a) the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to Section 1.2 (in which case such right shall be forfeited by all Holders of Registrable Securities) or (b) such withdrawal is principally due to adverse change to the Company's business condition.

         1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 hereof to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder, or in such other proportions as shall mutually be agreed to by such selling stockholders); provided, however, that in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a limited liability company, partnership or corporation, the members, partners, retired partners and stockholders of such holder, or the estates and family members of any such members, partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

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         1.9      Delay of Registration. No Holder shall have any right to
obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

         1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, and directors of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 ACT"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, or any rule or regulation promulgated under the Act or the 1934 Act or any state securities law in connection with the offering covered by such Registration Statement; and the Company will pay to each such Holder, partner, officer, director, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, partner, officer, director, underwriter or controlling person.

                  (b) To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the applicable registration statement, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Act or the 1934 Act or any state securities law in connection with the offering covered by such registration statement insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and

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each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed); provided further, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

                  (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                  (d) The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they related to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Act. If the indemnification provided for in this
Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations; provided, however, that in no event shall (i) any contribution by a Holder under this subsection 1.10(d) exceed the net proceeds from the offering received by such

Holder, except in the case of willful fraud by such Holder, and (ii) any person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                  (g)      The obligations of the Company and Holders under this
Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

         1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 and 15(d) of the 1934 Act;

                  (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective; provided, however, that any default by the Company (i) on any installment(s) on indebtedness for borrowed money, or (ii) on any rental for one or more long-term leases, which default renders Form S-3 unavailable to the Company, shall not give rise to any claim against the Company by the Holders so long as (x) such default arises in connection with a good faith dispute with the relevant lender or lessor, or (y) the Company has used its reasonable best efforts to avoid such default;

                  (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                  (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may reasonably be requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act) or pursuant to such form.

         1.12 Assignment of Registration Rights. The right to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (or affiliated group of transferees or assignees) who, after such assignment or transfer, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations); provided, however, that, notwithstanding the foregoing, the right to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) to (i) any partner or retired partner of any Holder which is a partnership, (ii) any family member or trust for the benefit of any individual Holder or family member, (iii) any affiliated investment fund, (iv) any member of any Holder which is a limited liability company, or (v) any stockholder or affiliate of any Holder that is a corporation; provided, further, that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act; provided, further, that CancerVax Research Foundation may transfer its Registrable Securities and assign the right to cause the Company to register such Registrable Securities to any tax-exempt, public charitable organization in order to comply with the minimum distribution requirements for private foundations under 26 U.S.C.
Section 4942. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership, a limited liability company who are members of such limited liability company, a corporation who are stockholders and affiliates of such corporation (including, in each case, spouses and ancestors, lineal descendants and siblings of such partners, members, affiliates and stockholders or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership, limited liability company or corporation, as applicable; provided, that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving any notices or taking any action under this Section 1.

         1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the date set forth in subsection 1.2(a) hereof or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 1.2 hereof.

         1.14     "Market Stand-Off" Agreement.

                  (a) Market-Standoff Period; Agreement. In connection with a public offering of the Company's securities and upon request of the Company or the underwriters managing such offering of the Company's securities (which request may be delivered by the Company if the Company is so requested by such underwriters), each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration or acquired without restriction under federal securities laws) without the prior written consent of the Company or such underwriters for such period of time beginning on the date such Holder is notified in writing by the Company that the Company proposes to file a Registration Statement under the Act and ending on the date specified by the representative of the underwriters of the Company's Common Stock, not to exceed 180 days following the effective date of such registration, provided, however, that:

                           (i)      such agreement shall be applicable only to
the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf in an underwritten offering; and

                           (ii)     all executive officers, directors, and
greater than one percent (1%) stockholders of the Company enter into similar agreements.

                  Notwithstanding the foregoing during the market standoff period, a Holder shall be able to make transfers to: (i) any partner or retired partner of any Holder which is a partnership, (ii) any family member or trust for the benefit of any individual Holder or family member, (iii) any affiliated investment fund, (iv) any member of any Holder which is a limited liability company, or (v) any stockholder or affiliate of any Holder that is a corporation; provided that in each such case the transferee or assignee agrees to be bound by the provision of this Section 1.14.

                  (b) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company shall have the right to place restrictive legends on the certificates representing the securities of each Holder and may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

                  (c) Transferees Bound. Each Holder agrees that prior to the Company's initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

         1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the Company's sale of its Common Stock pursuant to a registration statement on Form S-1 relating to a firm commitment underwritten public offering of the Company's Common Stock pursuant to the Act (an "IPO"), or (ii) such time as such Holder may sell all of its shares during a ninety (90) day period as contemplated by Rule 144(e)(1)(i) under the Act, without registration.

2. Redemption. The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, other than Morton or OncoVac, shall have the redemption rights set forth in this Section 2.

         (a) Subject to the rights of any series of Preferred Stock which may from time to time come into existence, upon the receipt by the Company at any time beginning December 15, 2005, of a written request of the holders of at least sixty percent (60%) of the then outstanding Series A Preferred Stock (the "FIRST SERIES A REDEMPTION REQUEST") or at any time beginning December 15, 2005, of a written request of the holders of at least sixty percent (60%) of the then outstanding Series B Preferred Stock (the "FIRST SERIES B REDEMPTION REQUEST") or at any time beginning December 15, 2005, of a written request of the holders of at least sixty percent (60%) of the then outstanding Series C Preferred Stock (the "FIRST SERIES C REDEMPTION REQUEST") (such percentages not to include, in either the numerator or the denominator, Morton's Shares, and such holders, after excluding Morton's Shares, hereinafter referred to individually, as a "REQUESTOR" and collectively, as the "REQUESTORS"), the Company shall, to the extent it may lawfully do so, redeem in three (3) equal annual installments, the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, respectively, then outstanding less Morton's Shares (the "REDEEMABLE SHARES") (or, if less, the maximum amount it may lawfully redeem during such three-year period) by paying in cash therefor the greater of: (i) a sum per share equal to the $2.45 with respect to the Series A Preferred Stock, $2.67 with respect to the Series B Preferred Stock or $2.01 with respect to the Series C Preferred Stock, as applicable, plus an amount equal to the Series A Dividends Due, Series B Dividends Due or Series C Dividends Due (as such terms are defined in the Company's Sixth Restated Certificate of Incorporation, as may be amended from time to time (the "CERTIFICATE")), as applicable, or (ii) the then current fair market value of the Redeemable Shares as of the date of such request as determined in good faith by the Board (such greater amount hereinafter referred to as the "REDEMPTION PRICE") for the shares to be redeemed in such installment; provided, however, that immediately following such redemption, the Company shall have outstanding one or more shares of one or more classes or series of stock, which share, or shares together, shall have full voting powers. The first annual installment payment ("FIRST REDEMPTION PAYMENT") of the Redemption Price with respect to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be paid within sixty (60) days following the applicable Redemption Request, and the subsequent two annual installment payments shall be paid on or before the first and second anniversary of the First Redemption Payment.

         (b) Notwithstanding the foregoing, upon the occurrence of the First Series A Redemption Request, the First Series B Redemption Request or the First Series C Redemption Request, any holder of Redeemable Shares may elect to have its Redeemable Shares (or portion thereof) not redeemed pursuant to the provisions of this Section 2 by providing written notice to the Company prior to the applicable First Redemption Payment; provided, that upon the receipt by the Company at any time beginning one (1) year following the First Series A Redemption Request of a written request of the holders of at least sixty percent (60%) of the then outstanding Series A Preferred Stock (excluding those shares of Series A Preferred Stock to be redeemed pursuant to the First Series A Redemption Request) (the "SECOND SERIES A REDEMPTION REQUEST") or at any time beginning one (1) year following the First Series B Redemption Request of a written request of the holders of at least sixty percent (60%) of the then outstanding Series B Preferred Stock (excluding those shares of Series B Preferred Stock to be redeemed pursuant to the First Series B Redemption Request) (the "SECOND SERIES B REDEMPTION REQUEST") or at any time beginning one (1) year following the First Series C Redemption Request of a written request of the holders of at least sixty percent (60%) of the then outstanding Series C Preferred Stock (excluding those shares of Series C Preferred Stock to be redeemed pursuant to the First Series C Redemption Request) (the "SECOND SERIES C REDEMPTION REQUEST") (such percentages not to include, in either the numerator or the denominator, Morton's Shares) the Company shall, to the extent it may lawfully do so, redeem the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, respectively, then outstanding less the Morton Shares and those shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be redeemed pursuant to the First Series A Redemption Request, the First Series B Redemption Request or the First Series C Request, respectively, according to the procedures set forth in this Section 2 and such shares will be treated as "Redeemable Shares" hereunder; provided, further, that upon the occurrence of the Second Series A Redemption Request, the Second Series B Redemption Request or the Second Series C Redemption Request, any holder of Redeemable Shares may elect to have its Redeemable Shares (or portion thereof) not redeemed pursuant to the provisions of this Section 2 by providing written notice to the Company prior to the applicable First Redemption Payment; provided, that the shares specified in such notice will no longer be redeemable pursuant to the provisions of this Agreement and will no longer be treated as "Redeemable Shares" hereunder.

         (c) The Company shall effect any redemption pro rata according to the number of Redeemable Shares held by each holder of Redeemable Shares.

         (d) Subject to the rights of any series of Preferred Stock which may from time to time come into existence, at least twenty (20) but no more than sixty (60) days prior to the date fixed by the Company for any redemption pursuant to this Section 2 (the "REDEMPTION DATE"), written notice shall be mailed, first class postage prepaid, to each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable (at the close of business on the business day next preceding the day on which notice is given), at the address last shown on the records of the Company for such holder or given by the holder to the Company for the purpose of notice, or if no such address appears or is given at the place where the principal executive office of the Company is located, notifying the holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the conversion price as of the date of the notice, the place at which payment may be obtained and calling upon such holder of Redeemable Shares to surrender to the Company, in the manner and at the place designated, his, her, or its certificate or certificates representing the shares to be redeemed (the "REDEMPTION NOTICE"). Except as provided in subsection 2(e), on or after the Redemption Date, each holder whose shares are being redeemed hereunder shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (e) From and after the applicable Redemption Date with respect to the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock redeemed, as applicable (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, if the funds of the Company legally available for redemption of Redeemable Shares on any Redemption Date are insufficient to redeem the total number of Redeemable Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably, determined according to the respective redemption amounts to be paid, among the holders of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable. The shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided in the Certificate. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of the applicable Redeemable Shares, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed.

         (f) From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least sixty percent (60%) of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company which would grant such holder or prospective holder any right to require the Company to purchase from such holder or prospective holder any of its securities of the Company, including, without limitation, the redemption rights specified in this
Section 2.

         (g) The covenants set forth in Section 2 shall terminate as to each Holder and be of no further force or effect immediately prior to the closing of a bona fide firm commitment underwritten public offering of the Company's Common Stock registered under the Act on Form S-1 (or any successor form designated by the SEC) that results in a post-money valuation of the Company of at least $300,000,000 (based on the offering price of the Company's Common Stock in such offering and including all shares of Common Stock outstanding immediately after such offering and all shares of Common Stock then issuable upon exercise of outstanding options to purchase or rights to subscribe for Common Stock and conversion of all convertible securities) and aggregate proceeds to the Company of at least $50,000,000.

3.       Covenants of the Company.

         3.1 Delivery of Financial Statements. The Company shall deliver to each Holder which, together with its affiliates, holds at least 1,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations and including Registrable Securities held by any general partner or affiliate of such Holder) and to Morton so long as Morton (together with his affiliates) holds at least 1,000,000 shares of a combination of Series A Preferred Stock, Junior Preferred Stock and/or Common Stock issued upon conversion of any of the foregoing:

                  (a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                  (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement for such fiscal quarter, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter prepared in accordance with generally accepted accounting principles (other than for accompanying notes and normal year-end audit adjustments);

                  (c) as soon as practicable, but in any event at least thirty (30) days prior to the beginning of each fiscal year, an annual budget and operating plan for such fiscal year (and, as soon as available, any subsequent revisions thereto).

         3.2 Right of First Offer. Subject to the terms and conditions specified in this Section 3.2, the Company grants to each Investor who purchased at least its pro rata amount of the Series C Preferred Stock, assuming the sale of $35,000,000 of Series C Preferred Stock (a "PARTICIPATING INVESTOR"), a right of first offer with respect to future sales by the Company of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("SHARES"). Any Participating Investor who fails to purchase its pro rata amount of the Shares sold by the Company shall forfeit its right of first offer granted under this Section 3.2 and will no longer be deemed a "Participating Investor" hereunder; provided, however, that any Participating Investor who purchased in excess of its pro rata amount of the Series C Preferred Stock, assuming the sale of $35,000,000 of Series C Preferred Stock ("EXCESS SHARES"), will have the option to (i) apply all or any portion of the aggregate purchase price of the Excess Shares as a credit against such Participating Investor's pro rata obligations in the next instance that the Company sells Shares and/or (ii) exclude all or any portion of the Excess Shares from the calculation of such Participating Investor's pro rata amount in the next instance the Company sells Shares. For purposes of this Section 3.2, a Participating Investor includes any general partner or affiliate of such Participating Investor. Each Participating Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

                  Each time the Company proposes to offer any Shares, the Company shall first make an offering of such Shares to each Participating Investor in accordance with the following provisions:

                  (a) The Company shall deliver a notice ("NOTICE") to each Participating Investor stating (i) its bona fide intention to offer such Shares,
(ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                  (b) Within twenty (20) calendar days after receipt of the Notice, each Participating Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then held (less any Excess Shares, if applicable), by such Participating Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion of all Preferred Stock (less any Excess Shares, if applicable)). The Company shall promptly, in writing, inform each Participating Investor that purchases its pro rata amount, as determined in accordance with this Section 3.2 (each, a "FULLY-EXERCISING INVESTOR"), of any other Participating Investor's failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which the non-Fully-Exercising Investor was entitled to subscribe for but for which the non-Fully-Exercising Investor did not subscribe that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of all Preferred Stock then held (less any Excess Shares, if applicable), by such Fully-Exercising Investor bears to the total number of shares of Common Stock held by all Fully-Exercising Investors (assuming full conversion of all shares of Preferred Stock (less any Excess Shares, if applicable)).

                  (c) The Company may, during the one hundred twenty (120) day period following the expiration of the period provided in subsection 3.2(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no less favorable to the Company than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 45 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Participating Investors in accordance herewith.

                  (d) The right of first offer in this paragraph 3.2 shall not be applicable to (i) the issuance of shares of Common Stock (or options therefor) to employees, consultants, advisors, officers or directors of the Company directly or pursuant to stock purchase or stock option plans or agreements, at any time when the total number of shares of Common Stock so issuable or issued (and not repurchased at cost by the Company in connection with the termination of employment) does not exceed 10,874,082 (or such greater number as is unanimously approved by the Board) in the aggregate (subject to adjustment for stock splits, stock dividends, combinations or other recapitalizations), (ii) the issuance of up to 3,500,000 shares of Preferred Stock (or options or warrants or rights to acquire the same) not designated as of the date hereof; provided, that, such shares are issued in connection with strategic alliances or to strategic or corporate partners investing in connection with commercial relationships with the Company or to parties that are providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, licensing agreements, consulting agreements, cash price reductions or similar transactions, or that such issuance is approved by the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, (iii) shares issued upon conversion of the Company's Preferred Stock,
(iv) stock splits, stock dividends, recapitalizations or like transactions, (v) the issuance of securities pursuant to (A) the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided, that, such transaction or series of transactions has been approved by the Board, including one director elected solely by the holders of Series A Preferred Stock and one director elected solely by the holders of Series B Preferred Stock, or (B) the purchase of less than a fifty percent (50%) equity ownership in connection with a joint venture or other strategic arrangement or other commercial relationship; provided, such an arrangement is approved by the Board, including one director elected solely by the holders of Series A Preferred Stock and one director elected solely by the holders of Series B Preferred Stock, (vi) the issuance of securities pursuant to an IPO, (vii) the issuance of up to 390,306 shares of Vendor Preferred Stock, Series 1 (as defined in the Certificate) (or options or warrants or rights to acquire the same), or
(viii) up to 500,000 shares of Vendor Preferred Stock, Series 2 (as defined in the Certificate) (or options or warrants to acquire the same) issued in connection with strategic alliances or to strategic or corporate partners investing in connection with commercial relationships with the Company or to parties that are providing the Company with equipment loans, real property leases, loans, credit lines, guaranties of indebtedness, licensing agreements, consulting agreements, cash price reductions or similar transactions.

         3.3      Termination of Covenants.

                  (a) The covenants set forth in Section 3 shall terminate as to each Holder and be of no further force or effect immediately prior to (i) the sale of the Company's Common Stock pursuant to an IPO, or (ii) upon consummation of the sale, conveyance or other disposition of all or substantially all of the Company's property or business, or any other transaction or series of related transactions (other than a wholly-owned subsidiary corporation or in a merger effected primarily for the purpose of changing the domicile of the Company) in which more than fifty percent (50%) of the voting power of the Company is disposed.

                  (b) The covenants set forth in Section 3.1 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the 1934 Act, if this occurs earlier than the events described in
Section 3.3(a) above.

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

         3.4 Employee Stock Purchase and Option Agreements. Except as otherwise set forth on Schedule 3.4 attached hereto, the Company agrees that it will utilize, in connection with any stock purchase or stock option agreements entered into with officers, directors, employees, or consultants pursuant to equity incentive plans adopted by the Board, vesting provisions providing in substance that such stock or options shall vest at the rate of twenty-five percent (25%) of such shares one (1) year after the option grant date (which will be no earlier than the date of hire or appointment) and 1/48th of the original shares monthly thereafter; provided, however, that such vesting rate may be changed or accelerated if approved by the Board.

         3.5      Qualified Small Business Stock Status.

                  (a) In the event that the Company reasonably determines that there is a reasonable basis for treating the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as "qualified small business stock" ("QSBS") within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "CODE"), the Company shall:

                           (i) use its best efforts to comply with the reporting and record keeping requirements of Section 1202 of the Code, any regulations promulgated thereunder, and any similar state law or regulation and shall not, unless otherwise approved by sixty percent (60%) of the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class (such approval not to include Morton's Shares), repurchase or redeem any security of the Company if such repurchase or redemption would cause any of the capital stock of the Company to no longer qualify as QSBS;

                           (ii) submit to its stockholders, and to state and federal taxation authorities, such forms and filings as may be required to document such satisfaction, including, without limitation, filing California Franchise Tax Board Form 3565 (Small Business Stock Questionnaire); and

                           (iii) until such time as Treasury Regulations or other tax authority pronouncements are issued which clarify the meaning of QSBS, reasonably and in good faith treat and report the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as QSBS for all purposes; provided, however, there remains a reasonable basis for such treatment and reporting.

                  (b)      Notwithstanding the Company's determination in
Section 3.5(a), the Company shall, within forty-five (45) days of the receipt of a written request for information from an Investor regarding the status of such Investor's securities of the Company as QSBS, provide such Investor with such pertinent information as such Investor may reasonably request (the "INFORMATION") to determine whether its shares of the Company's capital stock are QSBS under Section 1202 of the Code; provided, however, that the Company shall not be liable to such Investor in the event such securities are later determined to not qualify as QSBS; provided, further, that the Company represents and warrants that the Information was accurate in all material respects at the time provided.

                  (c) Notwithstanding any provision of this Section 3.5 to the contrary, (i) the Company makes no (and no actions taken by the Company may be construed to be a) representation or warranty with respect to the treatment of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as QSBS (including whether or not there exists any reasonable basis for such treatment), and expressly disclaims any responsibility for any taxes, interest, penalties, or any other adverse consequences resulting from the failure of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to so qualify; and (ii) the Investors acknowledge and agree that they have not relied and will not rely upon the treatment of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock as QSBS by the Company in determining whether such Investors should report such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock as QSBS.

         3.6 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants to execute and deliver to the Company a Proprietary Information and Inventions Agreement in substantially the form attached as Exhibit F to the Purchase Agreement.

         3.7 Use of Proceeds. The Company shall use the proceeds from the sale and issuance of the Series C Preferred Stock (i) for research and development, facilities, working capital, and general corporate purposes, (ii) to acquire or invest in businesses, products, and technologies, as approved by the Board, and (iii) other general working capital purposes.

         3.8 Board Approval. The approval of the Board shall be sought for all material transactions in accordance with corporate law.

         3.9 Insurance. Except as otherwise decided in accordance with policies adopted by the Board, the Company has and will keep its assets and those of its subsidiaries which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company's line of business, and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

         3.10 Series A and B Director Approval. The approval of the Board of Directors including one director elected solely by the holders of Series A Preferred Stock and one director elected solely by the holders of the Series B Preferred Stock shall be required for any transaction in which all or substantially all of the assets of the Company are encumbered.

4.       Miscellaneous.

         4.1 Survival. The covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

         4.2. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         4.3. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

         4.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         4.5. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during the normal business hours of the recipient (if not sent during the normal business hours of the recipient, then on the next business day); (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by advance written notice to the other parties hereto.

         4.6. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         4.7. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least sixty percent (60%) in interest of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all the Investors, each transferee of the Registrable Securities and the Company; provided, however, that any amendment to Section 1.14 shall be applicable only to those Holders that actually consent to such amendment; provided, further, that any waiver by the Company or its underwriters of Section
1.14 shall apply pro-rata to all Holders.

         4.8. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         4.9. Aggregation of Stock. All Registrable Securities held or acquired by affiliated entities or persons (including former and current partners, members and stockholders) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

         4.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any covenants except as specifically set forth herein.

         4.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4.12. Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

         4.13. Definitions. For purposes of this Agreement, the term "affiliate" shall have the meaning ascribed to it in Rule 501 under the Act.

         4.14. Waiver of Right of First Offer. The undersigned Investors, constituting holders of at least sixty percent (60%) of the Registrable Securities (as defined under the Prior Agreement), hereby waive any right of the holders of Registrable Securities who are parties to the Prior Agreement to purchase shares of Series C Preferred Stock and any right to notice of the sale of Series C Preferred Stock pursuant to the provisions of Section 3.2 of the Prior Agreement.

                  [Remainder of page intentionally left blank]

         The parties hereto have executed this Agreement as of the date first written above.

COMPANY:                            CANCERVAX CORPORATION

                                    By: /s/ David Hale
                                        ________________________________________
                                        David F. Hale, Chief Executive Officer

                           Address:     2110 Rutherford Road
                                        Carlsbad, CA 92008

           [COUNTERPART SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT]

INVESTORS:                          -------------------------------------------



                                     By:
                                         --------------------------------------



                                     Address:














           [COUNTERPART SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT]

                                CONSENT OF SPOUSE

                  I, _______________________, the spouse of ___________________, a party to the foregoing Second Amended and Restated Investors' Rights Agreement ("Agreement"), dated as of August 13, 2003, of CancerVax Corporation, a Delaware corporation (the "Company"), acknowledge that I have reviewed the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in the Agreement or any shares of the Company under the community property laws of the state of our residence or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the Agreement or thereafter. I have been advised that I may have my own attorney review the Agreement and associated documents, and have either consulted an attorney of my choice or voluntarily elected not to consult legal counsel for this purpose.

Effective: August 13, 2003

                                       Signature: ______________________________

                                       Print Name: _____________________________